Exhibit 99.1

FOR IMMEDIATE RELEASE

April 29, 2015

Members of the Boards of Directors announced for Gannett and TEGNA

New corporate senior leadership teams announced for each company effective upon completion of spin

McLEAN, VA – Gannett Co., Inc. (NYSE: GCI) today announced new chairmen and members of the Boards of Directors for both Gannett (SpinCo) and TEGNA (RemainCo). Gannett is in the process of creating two publicly traded companies: one exclusively focused on its Broadcasting and Digital businesses (TEGNA), and the other on its Publishing business and affiliated digital assets (Gannett). The separation is expected to be completed by mid-2015.

Current Gannett Board Chairman Marjorie Magner will serve as chairman of TEGNA’s (RemainCo) Board of Directors following the separation. TEGNA’s (RemainCo) Board of Directors will also include current Gannett directors Howard D. Elias, Lidia Fonseca, Gracia Martore, Scott K. McCune, Susan Ness and Neal Shapiro.

John Jeffry Louis, current Gannett director, will serve as chairman of Gannett’s (SpinCo) Board of Directors following the separation which will also include current Gannett directors John E. Cody and Tony Prophet and Gannett (SpinCo) CEO-designate Robert Dickey. Louis, Cody and Prophet will resign from the Gannett Board concurrently with the completion of the spin-off.

Gannett’s Board of Directors also elected Bruce Nolop, former executive vice president and chief financial officer of E*TRADE Financial Corporation, to the Gannett Board of Directors, effective immediately. He will serve on TEGNA’s Board following the separation. In addition, Jill Greenthal, senior advisor, Private Equity Group at Blackstone Group, L.P. was elected to the TEGNA Board, effective as of the day following completion of the separation.

“I am excited to welcome both Jill and Bruce to our Board of Directors,” said Gracia Martore, president and CEO, Gannett. “They both bring years of financial and corporate governance expertise to the Board. Jill has significant finance, M&A and general capital markets expertise in media while Bruce is a highly respected finance executive and is known as an outstanding board member with extensive transaction experience. They will both be great resources in helping advance our broadcast and digital businesses.”

In addition, upon completion of the separation, Lila Ibrahim, chief business officer at Coursera, is expected to serve on the Gannett (SpinCo) Board of Directors.

“Lila will be a dynamic addition to the Board of Directors following the separation,” said Robert Dickey, CEO-designate, Gannett (SpinCo). “She is deeply connected in Silicon Valley and is a hands-on, energetic executive. We look forward to Lila helping shape our future direction.”

Martore, who will assume the role of president and CEO of TEGNA, also announced today two executive promotions. Following the separation, Victoria Harker, current Gannett chief financial officer, will be promoted to executive vice president and chief financial officer of TEGNA, and Todd Mayman, currently Gannett’s senior vice president, general counsel and secretary, will be promoted to executive vice president, chief legal and administrative officer of TEGNA. TEGNA’s executive leadership team will include Bill Behan, senior vice president of labor relations; Victoria Harker, chief financial officer; Kevin Lord, chief human resources officer; Dave Lougee, president of Broadcasting; Todd Mayman, chief legal and administrative officer; and Jack Williams, president of Digital Ventures.

After the separation, as previously reported, Dickey, current president of Gannett U.S. Community Publishing, will serve as Gannett’s (SpinCo) president and CEO. Also on the Gannett leadership team will be Ali Engel, senior vice president and chief financial officer; Henry Faure Walker, chief executive, Newsquest; Larry Kramer, USA TODAY publisher and chief content officer; David Payne, chief product officer; Maribel Wadsworth, senior vice president and chief strategy officer; Barbara Wall, senior vice president and chief legal officer; and John Zidich, president of domestic publishing.

New Board member bios:

Jill Greenthal has advised and financed media and internet companies for over 30 years, having worked in all sectors of the business. She is a senior advisor in the Private Equity Group of Blackstone and works closely with the global media and technology teams to assist in investments in those sectors. Prior to her current position, she was a senior managing director in Blackstone’s Advisory Group. Greenthal serves on the corporate boards of Akamai Technologies, Inc., Houghton Mifflin Harcourt, Michaels Companies, Inc., and Weather Channel Companies. She also is a Trustee of Dana-Farber Cancer Institute, The James Beard Foundation, Simmons College and is an Overseer of the Museum of Fine Arts in Boston.

Bruce Nolop brings over 35 years of finance and operating experience, including 11 years as chief financial officer of E*TRADE and Pitney Bowes, Inc. Previously, Nolop served as corporate treasurer and vice president of strategic planning at Kimberly-Clark. He began his career in banking, serving for 18 years in various roles at Morgan Stanley, Goldman Sachs and Wasserstein Perella. Nolop is currently a member of the corporate boards of Marsh & McLennan Companies, Inc. and CLS Group Holdings AG.

Lila Ibrahim has more than 20 years of experience in Silicon Valley. Ibrahim was a partner with Kleiner Perkins Caufield & Byers (KPCB), working across the firm’s digital and greentech portfolios, when she joined Coursera in 2013, in which KPCB has an ownership stake. She currently serves as chief business officer of Coursera. Before joining KPCB, Ibrahim had a diverse 18-year career with Intel Corp.

About Gannett

Gannett Co., Inc. (NYSE: GCI) is an international media and marketing solutions company that informs and engages more than 115 million people every month through its powerful network of broadcast, digital, mobile and publishing properties. Our portfolio of trusted brands offers marketers unmatched local-to-national reach and customizable, innovative marketing solutions across any platform. Gannett is committed to connecting people – and the companies who want to reach them – with their interests and communities. For more information, visit www.gannett.com.

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